Exhibit 5.1

Trinity Biotech plc IDA Business Park Bray Co. Wicklow Ireland Private and Confidential

Our Ref	Your Ref	30 August 2022
DJ/ES 4031/2

Dear Sirs

Trinity Biotech Public Limited Company

We have acted as Irish counsel to Trinity Biotech Public Limited Company, a public limited company incorporated under the laws of Ireland with company number 183476 (the “Company”), in connection with the filing by the Company, on the date hereof, of a registration statement on Form F-3 pursuant to the U.S. Securities Act of 1933, as amended (the “Securities Act”) (the “Registration Statement”), to which this opinion (the "Opinion") is an exhibit, with the U.S. Securities and Exchange Commission (the “Commission”), pursuant to which the Company will register for resale, under the Securities Act, up to 44,759,388 ‘A’ Ordinary Shares, par value $0.0109 per share in the capital of the Company (the “Ordinary Shares”), represented by American Depositary Shares (“ADSs”) (each ADS represents 4 ‘A’ Ordinary Shares) that were issued in connection with the entry by the Company and MiCo IVD Holdings, LLC (“MiCo”) into a securities purchase agreement dated 11 April 2022 (the “Securities Purchase Agreement”), for the purchase by MiCo of 11,189,847 ADSs at a price of $2.25 per ADS, for an aggregate consideration of $25,177,155.75.

In connection with this Opinion, we have reviewed the corporate resolutions, records and other documents and searches listed in Schedule 1 to this Opinion, together with such other resolutions, records and documents as we have deemed necessary as a basis for the opinions expressed below.

1	Opinion

Based on the foregoing, and subject to the further assumptions, qualifications and limitations set out in this Opinion, we are of the opinion that the Ordinary Shares are validly issued, fully paid and non-assessable (“non-assessable” is a phrase which has no defined meaning under Irish law, but, for the purposes of this Opinion, shall mean the registered holders of such Ordinary Shares are not subject to calls for additional payments on such shares).

2	Assumptions

For the purposes of this Opinion, we have assumed:

(i)
the truth and accuracy of the contents of all documents (together with the Searches, as defined below) reviewed as to factual matters, but have made no independent investigation regarding such factual matters;

(ii)	all signatures, initials, seals and stamps contained in, or on, all documents submitted to us are genuine;

(iii)
all documents submitted to us as originals are authentic and complete and that all documents submitted to us as copies (including without limitation any document submitted to us as a .pdf (or any other format) attachment to an email) are complete and conform to the originals of such documents, and the originals of such documents are authentic and complete;

(iv)
at the time of the allotment and issue of any Ordinary Shares pursuant to the terms of the Securities Purchase Agreement, the Company had a sufficient number of authorised but unissued 'A' ordinary shares of $0.0109 each (nominal value) in its share capital (being at least equal to the number of Ordinary Shares to be allotted and issued);

(v)
at the time of the allotment and issue of any Ordinary Shares (or the grant of any right to subscribe for, or convert any security into, Ordinary Shares (a “convertible right”)) pursuant to the terms of the Securities Purchase Agreement, to the extent required, (A) the directors of the Company, in accordance with section 1021 of the Companies Act 2014 of Ireland, as amended, (the “Companies Act”), were generally and unconditionally authorised by the shareholders of the Company to allot a sufficient number of “relevant securities” (within the meaning of that section) (being at least equal to the number of Ordinary Shares the subject of such allotment and issuance or grant of a convertible right) and (B) the directors of the Company were, in accordance with section 1023 of the Companies Act, empowered by the shareholders of the Company to allot and issue such Ordinary Shares or grant convertible rights as if section 1022(1) did not apply to such allotment and issuance or grant;

(vi)	the full consideration for all Ordinary Shares to be allotted and issued pursuant to the Securities Purchase Agreement was received by the Company prior to the issuance of such Ordinary Shares;

(vii)	no Ordinary Shares were allotted and issued other than pursuant to a resolution of the board of directors of the Company or a duly authorised committee thereof;

(viii)
the resolutions passed by the board of directors of the Company described in the extracts referred to in the Schedule, and examined for the purposes of this opinion, were passed at a meeting of the board of directors, that meeting was properly convened, constituted and held and that the said resolutions have not since been amended or rescinded;

(ix)
the resolution passed by the shareholders of the Company, and examined for the purposes of this opinion, was passed at the extraordinary general meeting of the Company held on 25 January 2022 (the “EGM”), that the EGM was properly convened, constituted and held and that the said resolution has not since been amended or rescinded;

(x)
the information disclosed by the Searches (as defined below) was accurate at the dates the Searches were made and has not been altered and that the Searches did not fail to disclose any information which had been delivered for registration but did not appear from the information available at the time the Searches were made or which ought to have been delivered for registration at that time but had not been so delivered and that no additional matters would have been disclosed by Searches carried out since that time;

(xi)	the Company was, or will be, fully solvent (i) at the time of, and immediately after, the filing of the Registration Statement and (ii) at the date hereof;

(xii)	the Company would not, as a consequence of doing any act or thing which the Registration Statement contemplates, permits or requires the Company to do, be insolvent;

(xiii)
no steps have been taken or, to the best of the knowledge, information and belief of the directors of the Company, are being taken to appoint a receiver, liquidator or an examiner over the Company or any part of its undertaking or assets, or to strike the Company off the Register of Companies or to otherwise dissolve or wind up the Company;

(xiv)
the Company did not give any financial assistance, as contemplated by sections 82 and 1043 of the Companies Act, for the purpose of the acquisition of the Ordinary Shares, save as permitted by, or pursuant to an exemption to, the said sections 82 and 1043; and

(xv)
the offering, sale and/or marketing of any Ordinary Shares was made, effected and conducted in accordance with, and will not violate, the securities laws and regulations of all applicable jurisdictions, including Ireland, which impose any restrictions, or mandatory requirements, in relation to the offering or sale of any shares to the public in any jurisdiction, including Ireland, and/or any prospectus or analogous disclosure document prepared in connection therewith.

3	Qualifications

The opinions set forth in this Opinion are given subject to the following qualifications:

3.1	a search of the Companies Registration Office (the “CRO”) is not capable of revealing whether or not a winding up petition or a petition for the appointment of an examiner has been presented; and

3.2	a search at the Petitions Section of the Central Office of the High Court is not capable of revealing whether or not a receiver has been appointed.

Whilst each of the making of a winding up order, the making of an order for the appointment of an examiner and the appointment of a receiver may be revealed by a search at the CRO, it may not be filed at the CRO immediately and, therefore, our searches at the CRO may not have revealed such matters.

This Opinion is based upon, and limited to, the laws of Ireland as is in effect on the date hereof and is based on legislation published and cases fully reported before that date and our knowledge of the facts relevant to the opinions contained herein.  For the avoidance of doubt, Ireland does not include Northern Ireland and the laws of Ireland do not include the laws in force in Northern Ireland.  We have assumed without enquiry that there is nothing in the laws of any jurisdiction other than Ireland which would, or might, affect our opinion as stated herein.  We have made no investigations of, and we express no opinion on, the laws of any jurisdiction other than Ireland or the effect thereof.  This Opinion is expressed as of the date hereof and we assume no obligation to update this Opinion.

4	Consent

This Opinion is furnished to you and the persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act strictly for use in connection with the Registration Statement and may not be relied upon by any other person without our prior written consent.  This Opinion is confined strictly to the matters expressly stated herein and is not be read as extending by implication or otherwise to any other matter.

We hereby consent to the filing of this Opinion as Exhibit 5.1 to the Registration Statement and to the reference to Matheson LLP therein. In giving such consent, we do not admit that we are included in the category of persons whose consent is required under section 7 of the Securities Act, or the rules and regulations of the Commission promulgated thereunder.

This Opinion and the opinions given in it are governed by, and construed in accordance with, the laws of Ireland.

Yours faithfully

/s/ Matheson LLP

MATHESON LLP

Schedule 1

Documents

1.	A copy of the Securities Purchase Agreement.

2.	A certificate executed by Mr. John Gillard, the secretary of the Company, dated the same date as this Opinion Letter as to certain matters to be relied on by us (the "Corporate Certificate").

3.	A copy of the constitution of the Company.

4.	A copy of the minutes of a meeting of the board of the shareholders of the Company held on 25 January 2022, set out at appendix B of the Corporate Certificate.

5.	A copy of the minutes of a meeting of the board of directors of the Company held on 8 April 2022, set out at appendix C of the Corporate Certificate.

6.	The Registration Statement, as filed with the U.S. Securities and Exchange Commission on the date hereof.

7.
Searches carried out by independent law researchers on our behalf against Trinity Biotech Public Limited Company plc on each of: (1) 3 May 2022; and (2) 30 August 2022, in (i) the Index of Petitions and Winding-up Notices maintained at the Central Office of the High Court of Ireland, (ii) the Judgments’ Office of the Central Office of the High Court of Ireland and (iii) the Companies Registration Office.